Exhibit 10.1

Peoples Financial Services Corp.

Severance and Change in Control Plan for CEO and Leadership Team

Section I.               Purpose and Effective Date

The Peoples Financial Services Corp. Severance and Change in Control Plan for CEO and Leadership Team (the “Plan”) provides severance benefits under specified conditions to the CEO and Executives who experience a Qualifying Termination on or after September 2, 2025 (the “Effective Date”). The Plan is an unfunded plan maintained primarily for the purpose of providing severance benefits to a select group of management and highly compensated employees of Peoples Financial Services Corp. and Participating Employers. The Plan shall be interpreted and administered consistently with the intent to be a “top hat” plan that is not subject to various provisions of ERISA. All capitalized terms are defined below or in Section VIII.

Section II.              Qualifying Termination

A “Qualifying Termination” occurs when the Plan Administrator determines in its sole discretion that one of the following events occurred:

(a)	The Executive’s position is being eliminated (and not replaced) and the Executive is not offered a Suitable Position;

(b)	The Executive’s employment is being terminated in connection with a Participating Employer-initiated separation which is not for Cause and the Executive is not offered a Suitable Position;

(c)	The Executive resigns with Good Reason; or

(d)	A Change in Control occurred and, within 24 months after the date of such Change in Control, the Executive has a Qualifying Termination in accordance with subsection (a), (b) or (c).

However, a Qualifying Termination shall not include a termination of employment for Cause or on account of voluntary resignation without Good Reason, death or disability, or any termination of employment prior to the Effective Date.

A “Suitable Position” means either:

(a)           a continued position with a successor employer in a business disposition or a third party in an outsourcing arrangement that provides a combined base salary and annual incentive award opportunity which is at least 90% of the Executive’s combined base salary and annual incentive award opportunity immediately prior to the Executive’s termination of employment with the Company (even if a different pay mix and/or other conditions and objectives apply to the role); or

(b)           a position with the Company that:

(1)            is within the same management level the Executive held immediately prior to the Executive’s termination of employment, or within the management level that is one level below the management level the Executive held immediately prior to the Executive’s termination of employment;

(2)            is within 50 miles of the Executive’s official job location (as assigned by the Participating Employer) immediately prior to the Executive’s termination of employment; and

(3)            provides a combined base salary and annual incentive award opportunity which is at least 90% of the Executive’s combined base salary and annual incentive award opportunity immediately prior to the Executive’s termination of employment with the Company (even if a different pay mix applies to the role).

Section III.             Additional Conditions and Terms

This Plan does not supersede any written severance arrangement between a Participating Company and an Employee, including severance eligibility under any employment agreement or offer letter dated prior to the Effective Date (such arrangement an “Alternative Severance Arrangement”). An eligible Executive who is party to Alternative Severance Agreement shall (notwithstanding anything to the contrary in such Alternative Severance Agreement) receive the greater of (i) any amounts payable under this Plan or (ii) any amounts payable under such Alternative Severance Agreement arising from a qualifying termination of employment. If an eligible Executive is party to an Alternative Severance Agreement, with regard to any amounts payable under such Alternative Severance Agreement upon a qualifying termination of employment, the time and form of payment provided under this Plan shall apply instead of the time and form of payment under the Alternative Severance Agreement to the extent necessary to comply with Section 409A of the Code.

This Plan is not intended to, and will not be interpreted to, provide any duplication of any entitlement to severance benefits that an Employee may be entitled to under applicable law or under any other plan, policy or agreement with the Company, including any Alternative Severance Arrangement.

Any benefit under this Plan shall be conferred via a separation agreement executed by the Executive, and shall be contingent upon the Executive signing, not revoking, and complying with the terms of such agreement which will include a release and waiver of claims (the “Release”) and which shall include, among other things and where legally permissible, confidentiality, cooperation, non-solicitation and/or non-disparagement requirements. Non-solicitation terms which shall be included in the separation agreement shall cover non-solicitation of the Company’s and its Affiliates’ clients and their employees and other services providers. Such non-solicitation covenants shall be in effect for 12 months following the Executive’s Qualifying Termination.

If the separation agreement (including the Release) is not executed in a form acceptable to the Company by the deadline established by the Company (which shall be no later than 45 days following the effective date of the Qualifying Termination), or is revoked or breached, no benefit shall be payable under the Plan. To the extent the express terms of a separation agreement conflict with the terms of this Plan, the terms of this Plan shall prevail. For the avoidance of doubt, silence in the separation agreement shall not constitute a conflict with the Plan terms.

If the Plan Administrator determines in its sole discretion that an Executive has engaged in conduct that (a) constitutes a breach of the separation agreement (including the Release), (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company (c) has breached any agreement with a Participating Employer, including any agreement that includes restrictive covenants (including any confidentiality, cooperation, non-competition, non-solicitation and/or non-disparagement obligations) or (d) occurred prior to the Qualifying Termination and would give rise to a termination for Cause (regardless of whether such conduct is discovered before, during or after the Qualifying Termination), the Executive shall forfeit the right to any unpaid benefit under this Plan and may be required to repay any amounts previously paid under the Plan to the extent recovery is permitted by law.

This remedy is not exclusive and shall not limit any right of the Company under applicable law, including (but not limited to) a remedy under (a) Section 10D of the Securities Exchange Act of 1934, as amended, (b) any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and/or (c) any Company policy adopted with respect to compensation recoupment.

Section IV.            Amount and Form of Payment

An Executive who meets the requirements of Sections I, II and III shall be entitled to the benefits under the Plan associated with respective title and “Tier”. Each eligible Executive shall receive written notification of their designated Tier and applicable benefits under the Plan.

The payments pursuant to this Section IV shall be subject to applicable withholdings and deductions, as well as the offsets described in Section VII.

Section V.             Benefits Subject to Code Section 280G

Anything in the Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of an Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a “Payment”) would but for this Section be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either be (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section shall be made in writing in good faith by the Company’s independent certified public accountants, appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code), and/or tax or legal counsel selected by the Company (the “Accounting Firm”) in accordance with the principles of Section 280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards (or the accelerated vesting thereof) which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments and (iv) fourth from equity awards (or the accelerated vesting thereof) that are partially included as parachute payments, and (5) last from non-cash, non-equity benefits, in each instance provided that Section 409A is complied with and the Payments to be made later in time are to be reduced before Payments to be made sooner in time, and further provided that only payments or benefits (or portions of payments or benefits) that, if reduced, would reduce the total amount of “parachute payments” (as that term is used in Section 280G of the Code) shall be reduced. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the code, and other applicable legal authority. All fees and expenses of the Accounting Firm shall be borne solely by the Company. All applicable taxes, including any Excise Tax, shall be borne solely by the Executive.

Section VI.            Outplacement Services

An Executive who meets the requirements of Sections I, II and III shall also be eligible for outplacement services through a nationally recognized outplacement firm selected by the Company. To receive these outplacement services, the Executive must enroll in such services in accordance with procedures established by the Company and within 30 days following the effective date of the Qualifying Termination. Executives who enroll shall receive outplacement services for 6 months following the Qualifying Termination, with the cost of such services not to exceed [$10,000]. Outplacement services offered under the Plan shall cease upon the Executive obtaining subsequent employment. Executives are required to notify the Participating Employer immediately upon obtaining subsequent employment.

Section VII.           Offset and Rehire Rules

An Executive will not be obligated to seek other employment or take any other action by way of mitigation of the amounts or benefits payable or provided under the Plan, nor will the amounts or other benefits to be paid or provided to an Eligible Employee pursuant to this Plan be reduced by amounts earned by the Executive from another employer or service recipient.

In the event the Executive is rehired by the Company before the period of time for which Base Salary was paid under Section IV has expired, no further severance benefits shall be payable and the Executive shall repay the portion of any lump sum severance benefits attributable to the period of time during which the Executive is reemployed in accordance with procedures established by the Plan Administrator.

Section VIII.         Definitions

(a)           “Affiliate” means any company or business entity connected to the Company by a direct or indirect 50% or more interest, whether or not a Participating Affiliate.

(b)           “Annual Bonus Plan” means the Company’s annual cash incentive plan.

(c)           “Base Salary” means an Executive’s salary rate (excluding bonuses, commissions or other compensation) in effect immediately prior to the Qualifying Termination.

(d)           “Board” means the Board of Directors of Peoples Financial Services Corp.

(e)           “Cause” means, as determined in the sole discretion of the Plan Administrator, (i) the Executive’s refusal to comply with any lawful directive or policy of the Company which refusal is not cured by the Executive within ten (10) days of such written notice from the Company; (ii) the Company’s determination that the Executive has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any Affiliate; (iii) a material breach by the Executive of any written agreement with or any fiduciary duty owed to any Company or any Affiliate; (iv) the Executive’s conviction (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) the Executive’s habitual or repeated misuse of, or habitual or repeated performance of the Executive’s duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances. Notwithstanding the foregoing, if an Executive and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Executive, “Cause” shall have the meaning defined in such other agreement.

(f)            “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section VIII(f)(i), Section VIII(f)(iii), Section VIII(f)(iv) or Section VIII(f)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company or (vi) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange. Notwithstanding anything in the Plan to the contrary, no event that, but for the application of this paragraph, would be a Change in Control shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Company” means Peoples Financial Services Corp. or any Affiliate.

(i)            “Compensation Committee” means the Compensation Committee of the Board.

(j)            “Employee” means a common law U.S. employee of a Participating Employer (including such an employee on a bona fide leave of absence). If the Plan Administrator or a Participating Employer determines that an individual is not an “employee,” the individual will not be eligible to participate in the Plan, regardless of whether the determination is subsequently upheld by a court or tax or regulatory authority having jurisdiction over such matters or whether the individual is subsequently treated or classified as an employee for certain specified purposes. Any change to an individual’s status by reason of such reclassification or subsequent treatment will apply prospectively only.

(k)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)            “Executive” means each employee of the Company who is designated, on a schedule of benefits, maintained by the Plan Administrator, as a “Tier I Executive”, “Tier II Executive” or “Tier III Executive”, as so designated by the Plan Administrator. The Plan Administrator may, in its sole discretion, remove an Executive from participation in the Plan, and may from time to time approve modifications to the “Tier” to which one or more Executives have been designated. If an individual ceases to be an Executive and remains an Employee, the Employee shall cease to be eligible for this Plan.

(m)          “Good Reason” means the Executive resigns their employment with the Company for one of the following reasons:

(1)            a reduction in base salary (meaning salary rate (excluding bonuses, commissions or other compensation)) of 10% or more;

(2)            a material breach by the Company of any agreement pursuant to which the Executive provides services to the Company; or

(3)            unless offered a Suitable Position, a material diminution in the Executive’s title, authority, duties, responsibilities, or reporting relationships, provided that the sale, disposition, or spin-off of any one or more of the businesses of the Company or its Affiliates, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material reduction in the Executive’s title, authority, duties, responsibilities or reporting relationships; and

(4)            the Executive takes all of the following actions in response to the existence of the Good Reason condition(s):

(A)          provides written notice to the Chief Human Resources Officer of the Company of the existence of the circumstances providing grounds for a Good Reason within 30 calendar days of the date the Executive first becomes aware of such circumstances;

(B)          allows the Company at least 30 calendar days to cure the circumstances providing grounds for a Good Reason; and

(C)           if the Company fails to cure the circumstances providing grounds for a Good Reason, terminates employment with the Company within 30 calendar days following such failure to cure.

An Executive’s employment with the Company will not be considered terminated for Good Reason if (i) a Change in Control has not occurred or (ii) a Change in Control has occurred but the Executive’s employment terminates more than 24 months after a Change in Control.

(n)           “Participating Affiliate” means an Affiliate whose participation in the Plan is approved by the Plan Administrator.

(o)           “Participating Employer” means the Company and a Participating Affiliate that has been designated in writing by the Plan Administrator.

(p)           “Plan Administrator” means the Compensation Committee, or its designee or delegate.

(q)           “Section 409A” means Section 409A of the Code.

Section IX.            Other

(a)           Payments made under this Plan shall not be treated as eligible “compensation” for purposes of any retirement, savings, or similar plan of the Company, including, but not limited to, any retirement savings plan, pension plan, the supplementary pension plan or any other non-qualified deferred compensation plan.

(b)           If the Company determines that an Executive is indebted to it on the effective date of the Qualifying Termination, including by reason of breaching a commitment to the Company, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness, as determined by the Plan Administrator. Such offset will be made in accordance with all applicable laws (including the intent not to trigger taxes under Section 409A).

(c)           No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind (except as described in subsection (b) above). Any attempt to alienate, sell, transfer, assign, pledge, commute, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any such benefit, whether presently or subsequently payable, shall be void. Except as required by law or as described in Section XII, no benefit payable under this Plan shall, prior to actual payment, in any manner be subject to seizure, garnishment, attachment, execution, sequestration or other legal process for the payment of any debts, judgments, alimony, separate maintenance or liability of any Executive, or be transferrable by operation of law in the event of an Executive’s or any other person’s bankruptcy or insolvency.

(d)           The Plan Administrator is authorized to comply with any court order in any action in which the Plan or the Plan Administrator has been named as a party, including any action involving a determination of the rights or interests in an Employee’s benefits under the Plan.

(e)            This Plan does not provide any individual a right to continue employment with the Company, nor does it affect the Company’s right to terminate the employment of any individual at any time for any reason with or without Cause.

(f)            Except to the extent preempted by ERISA or otherwise governed by federal law, the laws of the Commonwealth of Pennsylvania shall govern the construction and interpretation of the Plan, without regard to conflicts of law provisions therein.

(g)           Benefits provided under this Plan are unfunded and unsecured obligations of the Participating Employer payable from its general assets.

(h)           Each Executive shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of benefits hereunder.

(i)            This Plan contains a complete statement of its terms. The Plan may be amended, suspended or terminated only in writing and then only as provided in Section X. The legal or equitable rights or interests of any person in this Plan, and the Participating Employer’s obligations or liabilities therefor, shall be exclusively determined by the express provisions of the Plan.

(j)            If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.

(k)           If a severance benefit is paid to an Executive and the Company or Plan Administrator determines that all or part of such payment was not owed under the terms of the Plan, the Company reserves the right to recover such payment, including deducting such amounts from any sums due the Executive.

Section X.             Amendment or Termination

The Plan, including the schedule of benefits, may be amended or terminated by the Compensation Committee, at any time and for any reason, in its sole discretion and with the result that benefits under the Plan may be changed or discontinued, retroactively or prospectively.

Section XI.            Administration

Except as otherwise expressly provided in the Plan, the management and control of the operation and administration of the Plan shall be vested in the Plan Administrator. The Plan Administrator has sole discretion to make all determinations with respect to eligibility and benefits under the Plan and such determinations shall be final and binding.

No liability shall attach to or be incurred by the stockholders, officers, directors or employees of the Company, in whatever capacity, under or by reason of the terms, conditions or agreements contained in the Plan or any law, rule or regulation, or for acts or decisions taken or omitted by any of them thereunder.

The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit. The Plan Administrator may also delegate to other persons or other entities any or all of its authority, responsibilities, obligations and duties with respect to the Plan. If the Company, Plan Administrator, or other plan fiduciary (an “Advisee”) engages attorneys, accountants, actuaries, consultants, and other service providers (an “Advisor”) to advise them on issues related to a Plan or the Advisee’s responsibilities under the Plan:

(a)           The Advisor’s client is the Advisee and not any employee, participant, dependent, beneficiary, claimant, or other person;

(b)           The Advisee will be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and

(c)           No employee, participant, dependent, beneficiary, claimant or other person will be permitted to review any communication between the Advisee and any of the Advisee’s Advisors with respect to whom a privilege applies, unless mandated by a court order.

Section XII.           Taxation and Section 409A

All payments and benefits under the Plan are subject to all applicable deductions and withholdings, including obligations to withhold federal, state and local income and employment taxes. Each recipient of benefits under the Plan (and not the Company) shall be solely responsible for the recipient’s own tax liability with respect to such benefits (including imputed income), without regard to the amount withheld or reported to the Internal Revenue Service. The amount withheld shall be determined by the Company. Nothing in this Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Executive or an Executive’s spouse, beneficiary, or estate to any other individual or entity.

The Plan shall be construed and administered consistently with the intent that payments under the Plan be exempt from the requirements of Section 409A (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9) and/or another exemption). To the extent Section 409A applies, the Plan shall be construed and administered consistently with the requirements thereof to avoid taxes thereunder.

Consistent therewith, where the Plan specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion. Furthermore, any installment in any series of payments shall be treated as a separate payment.

To the extent that Section 409A applies:

(a)           Payment of benefits described in Section IV shall be made or commence on the 60th day following the Executive’s Qualifying Termination;

(b)           The effective date of an Executive’s Qualifying Termination shall be the date the Executive actually incurs a “separation from service” within the meaning of Section 409A and the regulations and other guidance issued thereunder, as determined by the Plan Administrator;

(c)           If, upon separation from service, an Executive is a “specified employee” within the meaning of Section 409A, any payment under this Plan that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service; and

(d)           If the period during which an Executive has discretion to execute or revoke the separation agreement (including the Release) described in Section III straddles two calendar years, the Company shall make payments conditioned on execution of such separation agreement no earlier than January 1st of the second calendar year, regardless of which year the separation agreement becomes effective.

Section XIII.         Claims and Appeals

(a)            The provisions of this Section XIII shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred.

(1)            Initial Claim. A claim for benefits under the Plan must be submitted, in writing, to the Plan Administrator and must be signed by the Executive or, in the case of a death benefit, by Executive’s beneficiary or legal representative. Any Executive or beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within one hundred eighty (180) days of the event that the Executive or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the payment is due. Failure by the Executive or beneficiary to submit such claim within such time periods shall bar the Executive or beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment. In no event shall the Executive or other claimant be entitled to challenge a decision of the Plan Administrator with respect to a claim unless and until the claims procedures herein have been complied with and exhausted.

(2)            Notice of Decision. Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Plan Administrator expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(i)             The specific reason or reasons for the adverse determination;

(ii)            Special reference to the specific Plan provisions upon which the determination is based;

(iii)           A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)           An explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(3)            Appeal Procedures. Every claimant shall have the right to appeal an adverse benefits determination to the Plan Administrator (including, but not limited to, whether the Executive’s termination of employment was for Cause). Such an appeal may be accomplished by a written notice of appeal filed with the Plan Administrator within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination. A claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. A claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section XIII(b), below. The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(4)            Notice of Decision. Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim. If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(i)             The specific reason or reasons for the adverse determination

(ii)            Reference to the specific Plan provisions upon which the determination is based;

(iii)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 5.2(e), below; and

(iv)           An explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(b)           Definition of “Relevant”. For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (3) demonstrates compliance with the administrative processes and safeguards required pursuant to this Section on making the benefit determination.

(c)           Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan. The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(d)           Time For Filing Legal or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) one (1) year of the date the written copy of the Committee’s decision on review is delivered to the claimant in accordance with Section XIII(a)(2) or (4).

SCHEDULE OF BENEFITS

TIER I EXECUTIVE

Chief Executive Officer

(A)          Non-Change in Control Benefit. In connection with a Qualifying Termination that is not pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:

(1)            continued payment, commencing within 60 days following the effective date of the Qualifying Termination, of the Executive’s Base Salary, for a period of 18 months following such Qualifying Termination, and (ii) a pro rata bonus under the Annual Bonus Plan for the year of the Qualifying Termination paid in such amount that would have otherwise been paid absent the Qualifying Termination; and

(2)            subject to the Executive’s timely election of continuation coverage under COBRA, and the Executive’s payment of the applicable group health COBRA premiums, reimbursement by the Company for a period of 18 months following such Qualifying Termination of the COBRA premiums for the Executive’s health coverage (including spouse and dependent coverage) equal to the amount the Company contributed toward the Executive’s health coverage immediately prior to the Qualifying Termination, provided that (i) the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) the Executive (and any enrolled dependents) continue to satisfy the terms and conditions for participation in such health plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements).

(B)           Change in Control Benefit. In connection with a Qualifying Termination that is pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:

(1)            a lump sum cash severance amount to be paid within 60 days following the effective date of the Qualifying Termination equal to the sum of (i) 36 months of the Executive’s Base Salary and (ii) 2.99 times the Executive’s target bonus under the Annual Bonus Plan for the year of the Qualifying Termination; and

(2)            subject to the Executive’s timely election of continuation coverage under COBRA, and the Executive’s payment of the applicable group health COBRA premiums, reimbursement by the Company for a period of up to 36 months following such Qualifying Termination of the COBRA premiums for the Executive’s health coverage (including spouse and dependent coverage) equal to the amount the Company contributed toward the Executive’s health coverage immediately prior to the Qualifying Termination, provided that (i) the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) the Executive (and any enrolled dependents) continue to satisfy the terms and conditions for participation in such health plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements.

TIER II EXECUTIVE

Chief Financial Officer

President

Chief Banking Officer

Chief Risk Officer

Chief Information Officer

General Counsel

Chief Operating Officer

Chief Human Resources Officer

Chief Lending Officer

(A)          Non-Change in Control Benefit. In connection with a Qualifying Termination that is not pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:

(1)            continued payment, commencing within 60 days following the effective date of the Qualifying Termination, of the Executive’s Base Salary, for a period of 12 months following such Qualifying Termination, and (ii) a pro rata bonus under the Annual Bonus Plan for the year of the Qualifying Termination paid in such amount that would have otherwise been paid absent the Qualifying Termination; and

(2)            subject to the Executive’s timely election of continuation coverage under COBRA, and the Executive’s payment of the applicable group health COBRA premiums, reimbursement by the Company for a period of 12 months following such Qualifying Termination of the COBRA premiums for the Executive’s health coverage (including spouse and dependent coverage) equal to the amount the Company contributed toward the Executive’s health coverage immediately prior to the Qualifying Termination, provided that (i) the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) the Executive (and any enrolled dependents) continue to satisfy the terms and conditions for participation in such health plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements.

(B)           Change in Control Benefit. In connection with a Qualifying Termination that is pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:

(1)            a lump sum cash severance amount to be paid within 60 days following the effective date of the Qualifying Termination equal to the sum of (i) 24 months of the Executive’s Base Salary and (ii) two times the Executive’s target bonus under the Annual Bonus Plan for the year of the Qualifying Termination; and

(2)            subject to the Executive’s timely election of continuation coverage under COBRA, and the Executive’s payment of the applicable group health COBRA premiums, reimbursement by the Company for a period of up to 24 months following such Qualifying Termination of the COBRA premiums for the Executive’s health coverage (including spouse and dependent coverage) equal to the amount the Company contributed toward the Executive’s health coverage immediately prior to the Qualifying Termination, provided that (i) the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) the Executive (and any enrolled dependents) continue to satisfy the terms and conditions for participation in such health plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements.

TIER III EXECUTIVE

Chief Accounting Officer

Market Presidents

Trust Administration Leader

Equip Finance Officer

Chief Investments Services Officer

(A)          Non-Change in Control Benefit. In connection with a Qualifying Termination that is not pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:

(1)            continued payment, commencing within 60 days following the effective date of the Qualifying Termination, of the Executive’s Base Salary, for a period of 12 months following such Qualifying Termination, and (ii) a pro rata bonus under the Annual Bonus Plan for the year of the Qualifying Termination paid in such amount that would have otherwise been paid absent the Qualifying Termination; and

(2)            subject to the Executive’s timely election of continuation coverage under COBRA, and the Executive’s payment of the applicable group health COBRA premiums, reimbursement by the Company for a period of 12 months following such Qualifying Termination of the COBRA premiums for the Executive’s health coverage (including spouse and dependent coverage) equal to the amount the Company contributed toward the Executive’s health coverage immediately prior to the Qualifying Termination, provided that (i) the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) the Executive (and any enrolled dependents) continue to satisfy the terms and conditions for participation in such health plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements.

(B)           Change in Control Benefit. In connection with a Qualifying Termination that is pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:

(1)            a lump sum cash severance amount to be paid within 60 days following the effective date of the Qualifying Termination equal to the sum of (i) 12 months of the Executive’s Base Salary and (ii) one times the Executive’s target bonus under the Annual Bonus Plan for the year of the Qualifying Termination; and

(2)            subject to the Executive’s timely election of continuation coverage under COBRA, and the Executive’s payment of the applicable group health COBRA premiums, reimbursement by the Company for a period of up to 12 months following such Qualifying Termination of the COBRA premiums for the Executive’s health coverage (including spouse and dependent coverage) equal to the amount the Company contributed toward the Executive’s health coverage immediately prior to the Qualifying Termination, provided that (i) the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) the Executive (and any enrolled dependents) continue to satisfy the terms and conditions for participation in such health plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements.